UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 1, 2013

WORLD FUEL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

         Effective August 1, 2013, World Fuel Services Corporation (the “Company”) promoted Carlos M. Velazquez to the position of Senior Vice President and Chief Accounting Officer. Mr. Velazquez, age 47, has served as the Company’s Senior Vice President – Finance for its marine segment since September 2009. In this capacity, he was responsible for overseeing financial reporting and accounting for the Company’s global marine segment, as well as all other finance related matters for the segment. From September 2002 to September 2009, Mr. Velazquez served as the Company’s Senior Vice President – Finance for its aviation segment.  Prior to that, Mr. Velazquez served in various other finance and accounting capacities at the Company from June 1993 to September 2002.  Prior to joining the Company, Mr. Velazquez was in the audit division of Arthur Andersen LLP from 1991 to 1993.

         In connection with this promotion, Mr. Velazquez’s annual base salary was increased to $340,000 effective August 1, 2013 and he is entitled to receive a restricted stock award, effective August 10, 2013, with a grant date value of $250,000, which will vest in three equal annual installments beginning on August 10, 2016, subject to his continued service. He is also eligible to receive an annual performance bonus in an amount to be determined by the Company.  Mr. Velazquez’s target bonus for 2013 is 60% of his annual salary.  Mr. Velazquez has also entered into a confidentiality and non-competition agreement which prohibits him from competing with the Company for a period of eighteen months following the termination of his employment for any reason.

         There is no arrangement or understanding between Mr. Velazquez and any other person pursuant to which Mr. Velazquez was appointed an officer of the Company that would require disclosure under item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Velazquez and any other person that would require disclosure under item 401(d) of Regulation S-K. Mr. Velazquez is also not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	August 6, 2013	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
Senior Vice President, General Counsel and Corporate Secretary